Exhibit 99

Contacts

Pelican Financial, Inc: Howard Nathan - P:734 662-9733

Marcotte Financial Relations: Mike Marcotte - P:248 656-3873

Pelican Financial, Inc. Gets SEC Clearance to Spin-off Washtenaw Mortgage Company	For Immediate Release

ANN ARBOR, Mich., Dec. 8, 2003 — Pelican Financial, Inc. (AMEX:PFI), has been cleared by the SEC to move forward with the previously announced spin-off of its mortgage company into a separate, publicly held corporation, Charles C. Huffman, President and CEO, announced today.

Pelican Financial, Inc. is the holding company for Pelican National Bank and Washtenaw Mortgage Company.

Pelican Financial, Inc. will spin-off Washtenaw Mortgage Company into a separate, publicly held corporation, effective at the close of business December 31, 2003. The new corporation will operate as The Washtenaw Group and trade on the Amex under the symbol TWH.

From December 22, 2003 to December 31, 2003, The Washtenaw Group shares will trade on a “when issued” basis in order to allow the market to establish the value of the new spin-off Company. This value will then be used to calculate the reduction to the Pelican Financial, Inc. common stock on the ex-date (the ex-date will be the open-of-business day after the payment date). On the ex-date, The Washtenaw Group will start trading on a “regular-way” basis. A settlement date will be announced for the “when issued” trades that were executed between the record and the payment dates.

Pelican Financial, Inc. will continue as the holding company for Pelican National Bank and continue trading on the Amex under its current symbol, PFI.

Mr. Huffman said that eligible shareholders will receive one share of The Washtenaw Group for each share held of Pelican Financial, Inc.

Some important dates for shareholders and members of the investment community are as follows:

•                  The record date for entitlement for Pelican Financial, Inc. shareholders is December 22, 2003.

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•                  The record date for the mailing of the information statement is December 4, 2003.

•                  The mailing date for the information statement is December 9, 2003.

•                  The payment date for shares is December 31, 2003.

•                  The effective date of the transaction is December 31, 2003, at the close of business.

Pelican Financial, Inc. is the holding company for Washtenaw Mortgage Company, which is headquartered in Ann Arbor, Michigan, and Pelican National Bank of Naples, Florida. Founded in 1981, Washtenaw Mortgage Company is a leading wholesale mortgage company. Pelican National Bank, founded in 1997, is a full service community bank with branches in Naples, Fort Myers, Bonita Springs, and San Carlos, Florida.

Safe harbor. This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available free via EDGAR.  The Company assumes no obligation to update forward-looking statements.

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